EXHIBIT 99.1

Berkeley Lights Reports Financial Results for Third Quarter of Fiscal Year 2020

EMERYVILLE, Calif. November 12, 2020 – Berkeley Lights, Inc. (Nasdaq: BLI), a leader in Digital Cell Biology, today reported financial results for the quarter ended September 30, 2020.

Recent Highlights
•Total revenue of $18.2 million for the third quarter, representing a 16% increase over the same period in 2019 and a 72% increase compared to the second quarter of 2020
•Released Opto Cell Line Development 2.0 Workflow which enables higher throughput, assays for complex proteins such as multi-specifics, and acceleration of our customers’ path to production cell lines
•Released new assays for Cell Therapy which drove more than a third of the quarter's total platform placements

Third Quarter 2020 Financial Results
Revenue was $18.2 million for the quarter ended September 30, 2020, representing a 16% increase from the third quarter in the prior year. Product revenue was $14.1 million for the quarter, representing a 7% increase from the third quarter in the prior year. Service revenue was $4.1 million for the quarter, representing a 66% increase from the third quarter in the prior year.

Direct platform revenue was $12.4 million for the quarter, compared to $12.3 million for the third quarter in the prior year. Recurring revenue was $3.7 million for the quarter, compared to $1.9 million for the third quarter in the prior year. Milestone and related revenue was $2.1 million for the quarter, compared to $1.5 million for the third quarter in the prior year.

Gross profit was $12.8 million for the third quarter of 2020, up $1.1 million from $11.7 million for the corresponding prior year period. Gross margin was 70% for the third quarter of 2020, compared to 74% for the corresponding prior year period.

Operating expenses were $21.0 million for the third quarter of 2020, compared to $15.9 million in the third quarter of the prior year, representing an increase of approximately 32%.

Net loss was $8.6 million in the third quarter of 2020, compared to $4.4 million in the same period in 2019.

Cash and cash equivalents were $237.2 million as of September 30, 2020 including $187.9 million of net proceeds from the Company's IPO in mid-July.

Webcast and Conference Call Information

Berkeley Lights will host a conference call to discuss the third quarter 2020 financial results after market close on Thursday, November 12, 2020 at 1:30 PM Pacific Time/4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.berkeleylights.com. The webcast will be archived and available for replay for at least 90 days after the event.

About Berkeley Lights

Berkeley Lights is a leading Digital Cell Biology company focused on enabling and accelerating the rapid development and commercialization of biotherapeutics and other cell-based products for our customers. The Berkeley Lights Platform captures deep phenotypic, functional, and genotypic information for thousands of single cells in parallel and can also deliver the live biology customers desire in the form of the best cells. Our platform is a fully integrated, end-to-end solution, comprising proprietary consumables, including our OptoSelect chips and reagent kits, advanced automation systems, and application software. We developed the Berkeley Lights Platform to provide the most advanced environment for rapid functional characterization of single cells at scale, the goal of which is to establish an industry standard for our customers throughout their cell-based product value chain.

Berkeley Lights’ Beacon and Lightning systems and Culture Station instrument are: FOR RESEARCH USE ONLY. Not for use in diagnostic procedures.

Forward Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors,"

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Press Contact
berkeleylights@bulleitgroup.com

Investor Contact
ir@berkeleylights.com

Berkeley Lights, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except share and per share data)

	Three months ended September 30,
	2020	2019

Revenue:
Product revenue	$14,103	$13,200
Service revenue	4,105	2,467
Total revenue	18,208	15,667
Cost of sales:
Product cost of sales	3,463	3,387
Service cost of sales	1,937	610
Total cost of sales	5,400	3,997
Gross profit	12,808	11,670
Operating expenses:
Research and development	10,421	10,189
General and administrative	7,229	3,136
Sales and marketing	3,341	2,623
Total operating expenses	20,991	15,948
Loss from operations	(8,183)	(4,278)
Other income (expense):
Interest expense	(361)	(360)
Interest income	51	221
Other income (expense), net	10	(10)
Loss before income taxes	(8,483)	(4,427)
Provision for income taxes	118	21
Net loss and net comprehensive loss	$(8,601)	$(4,448)

Net loss attributable to common stockholders per share, basic and diluted	$(0.16)	$(1.78)
Weighted-average shares used in calculating net loss per share, basic and diluted	53,596,982	2,943,162

Berkeley Lights, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

Assets	September 30, 2020	December 31, 2019
	(unaudited)
Current assets:
Cash and cash equivalents	$237,233	$81,033
Trade accounts receivable	12,702	9,334
Inventory	12,839	7,181
Prepaid expenses and other current assets	8,682	7,799
Total current assets	271,456	105,347
Restricted cash	270	270
Property and equipment, net	14,564	16,472
Operating lease right-of-use assets	12,736	7,785
Other assets	984	1,135
Total assets	$300,010	$131,009
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$4,178	$3,239
Accrued expenses and other current liabilities	8,314	6,229
Current portion of notes payable	6,595	5,765
Deferred revenue	4,704	9,686
Total current liabilities	23,791	24,919
Notes payable, net of current portion	13,283	14,062
Deferred revenue, net of current portion	1,168	1,461
Lease liability, long-term	11,185	6,784
Total liabilities	49,427	47,226
Stockholders’ equity:
Convertible preferred stock	—	224,769
Common stock	3	—
Additional paid-in capital	430,336	9,314
Accumulated deficit	(179,756)	(150,300)
Total stockholders’ equity	250,583	83,783
Total liabilities and stockholders’ equity	$300,010	$131,009